EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 25, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2009 Annual Report to Shareholders, which is incorporated by reference in Atwood Oceanics, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 10, 2010